Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Rafex Gold Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	22,667,672	$0.25	$5,666,918.00	0.0001381	$782.60

Total Offering Amounts:							$5,666,918.00		782.60
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$782.60

__________________________________________
Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the offering price of $0.25 per share.

Calculated by multiplying the number of shares being registered (22,667,672) by the offering price per share ($0.25).

The registration fee is calculated at the rate of $138.10 per $1,000,000 of the proposed maximum aggregate offering price, which is the fee rate for fiscal year 2026 as announced by the SEC, effective October 1, 2025.

Calculated by multiplying the maximum aggregate offering price ($5,666,918.00) by the fee rate (0.00013810).

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions.